Exhibit 99.1

Press Release

Asiamart, Inc.

Resignation and Appointment of CEO

New York, December 5, 2006 – Asiamart, Inc. (OTC BB: AAMA) today announced that Ricky Tsoi Kee Kwong, Chief Executive Officer and a member of the board of directors of Asiamart, resigned on November 30, 2006, effective immediately. Tsoi indicated to the Board that his resignation was necessary due to recently developed medical and health issues leading to recommendations made by his doctors to ease his work schedule to help him deal with such medical and health issues. Tsoi will remain active in the company as General Manager of the retail stores. The Board has appointed Alex Yue, the current Chairman of the Board, as CEO. The company has been in contact with several candidates to replace Tsoi and a final decision on the candidate will be made by the Board shortly. Yue will act as the CEO of the Company until a new CEO is appointed by the Board.

Alex Yue, Chairman of the board and the CEO said, “Ricky Tsoi has been a valuable officer and director of Asiamart. We acknowledge all of the good work that Ricky has accomplished as the founder and CEO of Asiamart. We value his experienced counsel and hope that he will continue to provide us with his advice and insights in the future.”

Asiamart’s Board has 4 members following Ricky Tsoi’s resignation.

About Asiamart, Inc.

Asiamart, Inc., incorporated as a Delaware corporation, is a retail and trading company based in Hong Kong focused on the outbound China tourist retail market. Asiamart operates a chain of outlets and discount shopping centers catering principally to tourists brought to its stores through a large network of travel companies and tour operators. Asiamart offers its customers selected international brands in a wide range of merchandise categories including consumer electronics, cosmetics and skin care, dietary supplements, health care products and optical. For more details, see the company’s current report on Form 10-Q filed with the SEC on November 14, 2006.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking information about Asiamart that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Asiamart’s future performance, operations and products.

This forward-looking information should be considered only in connection with “Risk Factors” in Asiamart’s quarterly report on Form 10-Q filed with the SEC on November 14, 2006, and its other current and periodic reports filed with the SEC. Asiamart assumes no obligations to update any forward-looking statements or information set forth in this press release.

Contact:

Asiamart, Inc.	Adam Friedman Associates, LLC
Noelle Hon	Adam Friedman
Chief Investor Relations Officer	(212) 981 2529 Ext. 18
(852) 3580 8800	New York
Hong Kong SAR